EXHIBIT 21 — SUBSIDIARIES OF THE COMPANY AS OF MARCH 7, 2001
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

		% Owned by
	Organized	Immediate
Subsidiary	Under Laws of	Parent(1)

American Axle & Manufacturing Holdings, Inc.	Delaware

American Axle & Manufacturing, Inc.	Delaware	100%

AAM Receivables Corp.	Delaware	100%

American Axle International Sales, LTD.	U.S. V.I.	100%

Colfor Manufacturing Inc.	Delaware	100%

MSP Industries Corporation	Michigan	100%

MSP Team, LLC	Michigan	99%	(2)

MSP Holdings BV	Netherlands	100%

MSP Investments Limited	England	100%

Precision Forming Limited	England	50%

American Axle & Manufacturing de Mexico Holdings S. de R.L. de C.V.	Mexico	99.99%	(2)

Guanajuato Gear & Axle de Mexico S. de R.L. de C.V.	Mexico	99.99%	(2)

American Axle & Manufacturing de Mexico S.A. de C.V.	Mexico	99.99%	(2)

AAM International Holdings, Inc.	Delaware	100%

Albion Automotive (Holdings) Limited	Scotland	100%

Albion Automotive Limited	Scotland	100%

Farington Components Limited	England	100%

AAM Comércio e Participações Ltda.	Brazil	99.99%	(2)

AAM do Brasil Ltda.	Brazil	90%

(1)	All subsidiaries set forth herein are reported in our financial statements through consolidations or under the equity method of accounting; there are no subsidiaries omitted from this list.

(2)	Remaining shares owned by the Company or its subsidiaries.

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